Exhibit 23.4
CONSENT
OF
MORGAN JOSEPH & CO. INC.
Special Committee of the Board of Directors
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
Members of the Special Committee of the Board:
Morgan Joseph & Co. Inc. hereby consents to the use in the Registration Statement of WebMD Health Corp. on Form S-4 and in the Joint Proxy Statement/Prospectus of WebMD Health Corp. and HLTH Corporation, which is part of the Registration Statement, of our opinion dated June 17, 2009 appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the references thereto contained therein. In giving such consent, we do not hereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
MORGAN JOSEPH & CO. INC.

By:	/s/ Mary Lou Malanoski
	Name:	Mary Lou Malanoski
	Title:	Executive Vice President and Head of Investment Banking

July 10, 2009